Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y Shares' Prospectuses of Pioneer Value Fund; and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Class A, Class B, Class C, and Class Y Shares' Statement of Additional Information of Pioneer Value Fund; and to the incorporation by reference of our report, dated November 23, 2009, on the financial statements and financial highlights of Pioneer Value Fund in the Annual Report to the Shareowners for the year ended September 30, 2009 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 70 to the Registration Statement
(Form N-1A, No. 2-32773).



/s/ ERNST & YOUNG LLP
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    ERNST & YOUNG LLP


Boston, Massachusetts
January 25, 2010